Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed on January 30, 2013 of our report dated March 2, 2012, with respect to the consolidated balance sheet of Keryx Biopharmaceuticals, Inc. and Subsidiaries, as of December 31, 2011, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss (income), and cash flows for the three years ended December 31, 2011, which report expresses an unqualified opinion, appearing in the Annual Report on Form 10-K of Keryx Biopharmaceuticals, Inc. for the three years ended December 31, 2011.

/s/ UHY LLP

New York, New York

January 30, 2013